Exhibit 1.02

Canon Inc.

Conflict Minerals Report

For the Period from January 1, 2013 to December 31, 2013

This report for the period from January 1, 2013 to December 31, 2013, is presented as a Specialized Disclosure Report on Form SD, to comply with Rule 13p-1 under the Securities Exchange Act of 1934.

1.	Introduction (Background to the disclosure of the Conflict Minerals Report)

Established in 1937, Canon Inc. is a Japanese corporation with its headquarters in Tokyo, Japan, that develops, manufactures and sells professional and consumer imaging equipment and information systems. Canon’s extensive range of products includes office multifunction devices, laser multifunction printers, inkjet printers, digital production printing systems, digital cameras, digital camcorders, medical equipment and semiconductor manufacturing equipment. Consolidated sales for the 2013 fiscal year reached 3.7 trillion yen. For details of corporate activities please refer to our annual report filed on Form 20F.

Canon Inc. is listed on the New York Stock Exchange and is subject to the final rules issued by the United States Securities and Exchange Commission (“SEC”) to implement Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

In response to Rule 13p-1, Canon Inc. conducted a “Reasonable Country of Origin Inquiry” (“RCOI”) for products manufactured or contracted to manufacture by Canon Inc. and its consolidated subsidiaries (“Canon” or “Canon Group”) from January 1, 2013 to December 31, 2013 (“reporting period”). The inquiry identified four types of minerals classified as conflict minerals—namely tin, tantalum, tungsten, and gold (“3TG”)—that originated in the Democratic Republic of Congo and its adjoining countries (“covered countries”) and did not come from scrap or recycled metals that were being used in some of the parts or materials that make up Canon’s products. In response, Canon Inc. conducted due diligence on the source and chain of custody of its conflict minerals (“due diligence”).

2.	Canon applicable to the Conflict Minerals Report and products subject to disclosure

As of December 31, 2013, Canon Inc. had 257 consolidated subsidiaries, of which 58 subsidiaries were manufacturing products or contracting to manufacture products in the reporting period. In total, 59 companies of the Canon Group including Canon Inc. conducted the RCOI. The subsidiaries that conducted the RCOI include certain marketing companies that contracted with manufacturers outside the Canon Group to manufacture items for sale outside the Canon Group.

The business operations of Canon can be divided into the following three categories: the Office Business Unit, the Imaging System Business Unit, and the Industry and Others Business Unit. In each of these units, electronic components and substrates which contain 3TG are used in the majority of products manufactured by or contracted for manufacture by Canon. The types of products included in each category that were within the scope of the RCOI are listed in Appendix 1.

3.	Basic principles regarding response to conflict minerals

Canon Inc. established the “Basic Approach of the Canon Group Regarding Conflict Minerals” in September 2012. This has been published on Canon Inc.’s official website.

URL: http://www.canon.com/csr/conflict/policy.html

Basic Approach of the Canon Group Regarding Conflict Minerals

The term “conflict minerals” refers to certain minerals originating in the Democratic Republic of the Congo and adjoining countries in Africa, the profit from the trade of which, provided through the global supply chain, is alleged to be funding armed groups in that region.

U.S. legislation or OECD guidance regarding conflict minerals require companies to conduct a “reasonable country of origin inquiry” or due diligence on the entire supply chain to confirm that their products do not contain conflict minerals.

Seeking to ensure that customers can use Canon products with peace of mind, the Canon Group is working together with business partners and industry entities to identify the history of minerals used in its products with the aim of avoiding the use of conflict minerals.

The Canon Group would like our business partners to understand the international circumstances surrounding the conflict minerals issue and support us in not using conflict minerals. By cooperating with surveys and audits conducted by Canon Group companies, we expect our business partners, as members of the global supply chain, to join the Canon Group in carrying out the responsible procurement of necessary minerals.

(Note: The words of “conflict minerals” means 3TG related minerals or metals in the Dodd-Frank Act and the SEC Final Rule, while the Canon’s basic approach above uses the “conflict minerals” as 3TG related minerals or metals which are alleged to be funding armed groups in the covered countries.)

4.	Step taken to identify risks in the supply chain and RCOI

The RCOI and due diligence conducted by Canon followed the “Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (“OECD Guidance”). Canon took the steps described below in accordance with the five steps laid out in the OECD Guidance.

a.	Step 1: Establish strong company management systems
-	In order to respond to the conflict minerals situation, Canon established a “Conflict Minerals Response Project Team” (“Team”) at its headquarters under the direction of a representative director in charge (Executive Vice President & CFO) in December 2010. Moreover, Canon designated persons to be in charge of the conflict minerals response at each of their global group companies involved in manufacturing or contracted manufacturing, thereby establishing a framework for conflict minerals response across the group in May 2011.
-	As stated above, Canon established the “Basic Approach of the Canon Group Regarding Conflict Minerals” in September 2012.
-	Canon carried out briefing sessions on the RCOI for its first-tier suppliers in the Canon Group’s major manufacturing bases in Japan, China, and Southeast Asia from November 2012 to February 2013. It also created and distributed a RCOI manual to them.
-	Canon obtained letters of agreement from major first-tier suppliers in the Canon Group confirming the understanding of Canon’s basic approach regarding conflict minerals and agreeing to cooperate with its surveys.
-	Canon has customized an in-house database system and introduced the “Conflict Minerals Information Management System” in order to allow surveys to be conducted efficiently and the data recorded to be linked to information on products and parts for risk analysis. These data records will be retained for five years.

b.	Step 2: Identify and assess risk in the supply chain
-	To the extent possible, Canon identified each of the parts and materials used in the products that it manufactured or contracted to be manufactured during the reporting period, and carried out the RCOI directly at the source from which the parts or materials were purchased.
-	Canon used the EICC/GeSI Conflict Mineral Reporting Template (“CMRT”). The CMRT was published by the Conflict-Free Sourcing Initiative (“CFSI”) which is one of the projects of the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”).
-	Canon had responses from total of 4,100 first-tier suppliers of the Canon Group.
-	Once the responses from first-tier suppliers were analyzed, Canon identified that it is possible that a certain number of products contain parts or materials which originated in the covered countries. Accordingly, Canon conducted due diligence for the relevant first-tier suppliers.
-	Canon compared the smelters or refineries (“SORs”) identified through the RCOI against the list of the SORs certified under the Conflict Free Smelter Program (“CFS Program”), as published by the CFSI.

c.	Step 3: Design and implement a strategy to respond to identified risks
-	The head of the Team reported the progress of conflict minerals response activities to the representative director in charge as necessary. Moreover, the Team annually reported its progress to relevant directors of Canon Inc. and to the presidents of the relevant domestic and overseas subsidiaries.
-	Canon also participated in activities by the industry to address issues concerning conflict minerals. Canon Inc. was a member of the “Responsible Minerals Trade Working Group” of the Japan Electronics and Information Technology Industries Association (“JEITA”) during the reporting period. Canon Inc. held the role of co-chair for nine months within the period.
-	Moreover, through its role as a key member of the “Conflict Free Sourcing Working Group,” a joint initiative by members of the JEITA Responsible Minerals Trade Working Group and major Japanese automobile manufacturers, it is carrying out initiatives such as the implementation of joint briefing sessions for second- and third-tier suppliers, improvement of survey methods, and detailed inspection of information regarding SORs.

d.	Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
-	Canon Inc., through its activities with JEITA and the Conflict Free Sourcing Working Group, has an alliance with the EICC. We have carried out activities to identify SORs handling 3TG in Japan, and activities to encourage the SORs identified to join the CFSI’s CFS Program. We supported the activities of the EICC, which plays a leading role in the response to the conflict minerals issue.

e.	Step 5: Report on supply chain due diligence
-	In accordance with the Dodd-Frank Act and the SEC Final Rule, on or before June 2nd 2014, Canon Inc. will file a Form SD and Conflict Minerals Report (this report) with the SEC, and publish the same information on its official website.
-	In 2013, Canon Inc. reported its activities in response to conflict minerals in its Annual Report and Sustainability Report.

5.	Survey results for the 2013 calendar year

As the result of the RCOI and due diligence survey, Canon identified 172 SORs which were CFSI’s known SORs. Among these 172 SORs, 72 SORs were compliant with the CFS Program. Such 72 compliant SORs and the other 100 CFSI’s known SORs are listed in the Appendix 2. Meanwhile, Canon was unable to identify a majority of the SORs from our supply chain. As a result, Canon was unable to determine the origin of the 3TG used for the products of Canon Group based on the information provided by the identified SORs.

Further, according to the results of the RCOI and due diligence, Canon was unable to determine whether the 3TG used for the products of the Canon Group financed or benefitted armed groups in the covered countries.

6.	Planned risk mitigation for 2014 onwards

The following risk mitigation are planned to be implemented from 2014 onwards.

-	Work towards improving the accuracy of supply chain surveys and collecting information on the necessary parts and materials in order to improve the accuracy of the evaluation at the product level through use of the “Conflict Minerals Information Management System.”
-	Review the risk evaluation procedure for first-tier suppliers considering the suppliers’ efforts related to conflict minerals issues.
-	Continue to communicate with first-tier suppliers to gain cooperation to obtain letters of agreement and review the scope of applicability for first-tier suppliers from which letters of agreement are obtained.
-	Continue to participate in industry groups and alliances such as JEITA and Conflict Free Sourcing Working Group and, through such activities, continue to support EICC’s initiatives.

Appendix 1

Business operations of Canon Group and major products that were within the scope of the RCOI

OFFICE BUSINESS UNIT

Office multifunction devices (MFDs)

Laser multifunction printers (MFPs)

Laser printers

Digital production printing systems

High speed continuous feed printers

Wide-format printers

IMAGING SYSTEM BUSINESS UNIT

Interchangeable lens digital cameras

Digital compact cameras

Digital camcorders

Digital cinema cameras

Interchangeable lenses

Inkjet printers

Large-format inkjet printers

Commercial photo printers

Image scanners

Multimedia projectors

Broadcast equipment

Calculators

INDUSTRY AND OTHERS BUSINESS UNIT

Semiconductor lithography equipment

FPD (Flat panel display) lithography equipment

Digital radiography systems

Ophthalmic equipment

Vacuum thin-film deposition equipment

Organic LED (OLED) panel manufacturing equipment

Die bonders

Micromotors

Network cameras

Handy terminals

Document scanners

Appendix 2

1.	List of the SORs which were compliant with CFS Program and were identified through Canon’s supply chain

Metal	SOR	Country/Region
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Johnson Matthey Ltd	CANADA
Gold	Royal Canadian Mint	CANADA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Chimet S.p.A.	ITALY
Gold	Asahi Pretec Corporation	JAPAN
Gold	Dowa	JAPAN
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Argor-Heraeus SA	SWITZERLAND

Gold	Metalor Technologies SA	SWITZERLAND
Gold	PAMP SA	SWITZERLAND
Gold	Valcambi SA	SWITZERLAND
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Johnson Matthey Inc	UNITED STATES
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Materion	UNITED STATES
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Tantalum	Plansee	AUSTRIA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA
Tantalum	Zhuzhou Cement Carbide	CHINA
Tantalum	H.C. Starck Group	GERMANY
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba	KAZAKHSTAN
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION
Tantalum	Tantalite Resources	SOUTH AFRICA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	Global Advanced Metals	UNITED STATES
Tantalum	Hi-Temp	UNITED STATES
Tantalum	Kemet Blue Powder	UNITED STATES
Tantalum	QuantumClean	UNITED STATES
Tantalum	Telex	UNITED STATES
Tin	OMSA	BOLIVIA
Tin	Mineração Taboca S.A.	BRAZIL

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Yunnan Tin Company, Ltd.	CHINA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Timah	INDONESIA
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Minsur	PERU
Tin	Thaisarco	THAILAND
Tin	Alpha	UNITED STATES

2.	List of the SORs which were known by CFSI and were identified through Canon’s supply chain (CFS compliant SORs listed above were not included)

Metal	SOR	Country/Region
Gold	Umicore Brasil Ltda	BRAZIL
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Jiangxi Copper Company Limited	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	The Great Wall Gold and Silver Refinery of China	CHINA
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co. Ltd	CHINA
Gold	Aurubis AG	GERMANY
Gold	Heimerle + Meule GmbH	GERMANY
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Asaka Riken Co Ltd	JAPAN
Gold	Chugai Mining	JAPAN
Gold	Japan Mint	JAPAN
Gold	Yokohama Metal Co Ltd	JAPAN
Gold	Kazzinc Ltd	KAZAKHSTAN

Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF
Gold	DaeryongENC	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Caridad	MEXICO
Gold	Met-Mex Peñoles, S.A.	MEXICO
Gold	Schone Edelmetaal	NETHERLANDS
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralectromed	RUSSIAN FEDERATION
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION

Gold	L’ azurde Company For Jewelry	SAUDI ARABIA
Gold	Boliden AB	SWEDEN
Gold	Cendres & Métaux SA	SWITZERLAND
Gold	PX Précinox SA	SWITZERLAND
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	King-Tan Tantalum Industry Ltd	CHINA
Tantalum	Shanghai Jiangxi Metals Co. Ltd	CHINA
Tin	Metallo Chimique	BELGIUM
Tin	EM Vinto	BOLIVIA
Tin	Cooper Santa	BRAZIL
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Soft Metais, Ltda.	BRAZIL
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA
Tin	Jiangxi Nanshan	CHINA
Tin	Kai Unita Trade Limited Liability Company	CHINA
Tin	Linwu Xianggui Smelter Co	CHINA
Tin	Liuzhou China Tin	CHINA
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA

Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Fenix Metals	POLAND
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Group Co	CHINA
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd	CHINA
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA
Tungsten	HC Starck GmbH	GERMANY
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM